CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Combined Proxy Statement and Prospectus constituting parts of this registration statement on Form N-14 (the "N-14 Registration Statement") of (i) our report dated December 18, 2003, relating to the financial statements and financial highlights of Provident Investment Counsel Growth Fund I and (ii) our report dated December 18, 2003, relating to the financial statements and selected ratio data of PIC Growth Portfolio which appear in the October 31, 2003 Annual Report to Shareholders of Provident Investment Counsel Growth Fund I, which is also incorporated by reference into the N-14 Registration Statement. We also consent to the reference to us under the heading and "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York
October 5, 2004